Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Celadon Group, Inc. (Company) on Forms S-8 (File Nos. 333-14641, 333-42209, 333-42207, 333-31164, 333-131227 and 333-194017) and Form S-3 (No. 333-203140) of our report dated September 10, 2015, on our audits of the consolidated financial statements and financial statement schedule II of the Company as of June 30, 2015 and 2014, and for the two years then ended, which report is included in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated September 10, 2015, on our audit of the internal control over financial reporting of Celadon Group, Inc. as of June 30, 2015, which is included in the Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana
September 10, 2015

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